UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2016 (February 26, 2016)

Synacor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33843	16-1542712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 La Riviere Drive, Suite 300 Buffalo, New York		14202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 853-1362

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Closing of Acquisition of Assets of Technorati, Inc.

On February 19, 2016, Synacor, Inc. (“Synacor”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Technorati, Inc. (“Technorati”) and Shareholder Representative Services LLC, solely in its capacity as the representative of Technorati and Technorati’s securityholders. Synacor completed the acquisition of Technorati (the “Acquisition”) on February 26, 2016 (the “Closing”).

At the Closing, Synacor acquired substantially all of the assets of Technorati for $3,000,000 in cash (the “Purchase Price”). The assets acquired include Technorati’s intellectual property and advertising technology platforms, products and services. Synacor also assumed certain obligations of Technorati, including the performance of Technorati’s post-closing obligations under contracts assigned to Synacor. Many of Technorati’s employees will commence employment with Synacor.

Synacor paid $2,500,000 of the Purchase Price at the Closing and withheld $500,000 of the Purchase Price to secure Technorati’s indemnification obligations under the Asset Purchase Agreement. Pursuant to the terms of the Asset Purchase Agreement, Technorati shall indemnify Synacor for breaches of its representations and warranties, breaches of covenants and certain other matters. The representations and warranties set forth in the Asset Purchase Agreement generally survive for 12 months following the Closing, with longer survival periods for certain fundamental representations and warranties.

The Asset Purchase Agreement is attached hereto as Exhibit 2.1 and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1†	Asset Purchase Agreement dated February 19, 2016 by and among Synacor, Inc., Technorati, Inc. and Shareholder Representative Services LLC solely in its capacity as the representative of Technorati and Technorati’s securityholders.

†	Confidential treatment has been requested for portions of this document. The omitted portions have been filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNACOR, INC.

Date: February 29, 2016	By:	/s/ William J. Stuart
William J. Stuart
Chief Financial Officer and Secretary